JOINT DEVELOPMENT AGREEMENT

By and Among

AE BIOFUELS AMERICAS, INC.

And

DS DEVELOPMENT, S.A.

Dated as of June 9, 2008

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ARTICLE 11 SETTLEMENT OF DISPUTES		20
11.1	Procedure	20
11.2	Arbitration	20
11.3	Continuation of Work	21

ARTICLE 12 MISCELLANEOUS		21
12.1	Indemnity	21
12.2	Governing Law	21
12.3	Assignment	21
12.4	Binding Effect	21
12.5	Entire Agreement and Modifications	21
12.6	No Waiver of Rights	22
12.7	Relationship of Parties	22
12.8	Notices	22
12.9	Counterparts	23
12.10	Third Party Beneficiaries	23
12.11	Severability	23
12.12	Illicit Payments/FCPA	23
12.13	Further Assurances	23
12.14	Press Release	23

Exhibits

Exhibit A	Description of Project
Exhibit B	Project Schedule
Exhibit C	Project Company Organizational Documents
Exhibit D-1	Project Documents
Exhibit D-2	Permits
Exhibit D-3	Studies, Reports and other Project Assets
Exhibit E	Project Site
Exhibit F	Project Budget
Exhibit G	Preliminary Engineering Contract
Exhibit H	DSD Contracts

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JOINT DEVELOPMENT AGREEMENT

This JOINT DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into effective as of this 9th day of June, 2008 (the “Effective Date”), by and among AE BIOFUELS AMERICAS, INC., a US corporation incorporated under the laws of Nevada (“AEBA”); and DS DEVELOPMENT S.A., a private corporation validly incorporated and existing under the laws of Argentina (“DSD”) formerly named Q4B S.A., and a wholly owned subsidiary of DS GROUP S.A. and INTERPRISE BRUSSELS S.A., two private corporations validly incorporated and existing under the laws of Belgium. DSD and together with AEBA, are referred to as the “Developers”. This Agreement shall supersede the Memorandum of Understanding (as defined below) entered into by and between the Parties.

RECITALS

A. AEBA and DSD entered into a Memorandum of Understanding, dated April 10, 2008 (the “Memorandum of Understanding”), which set forth certain preliminary understandings and agreements between AEBA and DSD to enter into a joint development agreement to build, own, manage and operate biodiesel production facilities in San Lorenzo, Argentina for the refining, sale, export and marketing of biodiesel (the “Project”). The Project shall also mean any amendments, modifications, expansions, diversifications or other changes to the scope of the Project detailed on Exhibit A attached hereto.

B. A.E. BIOFUELS, INC., a Nevada corporation (“AE BIOFUELS”) is a builder, owner and operator of biodiesel and ethanol manufacturing facilities and biofuel technology in the US and India and AEBA is wholly owned by AE BIOFUELS.

C. AEBA currently intends to incorporate a limited liability company organized under the Indian Companies Act (1956) named “UNIVERSAL BIOFUELS ARGENTINA PRIVATE LIMITED” (“UBAPL”) as a subsidiary of AE BIOFUELS through a series of affiliated corporations.

D. UBAPL and DSD shall then register a joint venture company (“Unión Transitoria de Empresas” or “UTE”) in Argentina to serve as the project company for the Project (the “Project Company”). The Project Company shall serve as the joint venture special purpose vehicle that will carry out the development, financing, design, construction and operation of the Project with the support of UBAPL and DSD.

E. In accordance with the terms of the Memorandum of Understanding and this Agreement, the Developers shall, pursuant to the terms of a mutually acceptable UTE agreement to be negotiated by the parties (the “UTE Agreement”), receive (i) in the case of UBAPL, a 90% ownership in the Project in exchange for the assignment of the Preliminary Engineering Contract (as defined below) and the contribution to the Project Company of the debt capital required for the execution of the Buyatti Real Estate Contract; and (ii) in the case of DSD a 10% ownership in the Project in exchange for the assignment of all right, title and interest to the DSD Contracts (as defined below), the services described herein, and the execution of the Consulting Agreement (as defined below) with the Project Company. The assignment of the DSD Contract shall be in favor of the Project Company and shall occur upon the execution of the Buyatti Real Estate Contract by all parties.

Confidential

F. Concurrent with the execution of this Agreement, AEBA has entered into a preliminary engineering contract with DS Engineers and Contractors, incorporated in Belgium (“DSEC”) in order to enable DSEC to commence design of the engineering for the manufacturing of the equipment and construction of the Project (the “Preliminary Engineering Contract”), attached hereto as Exhibit G.

G. DSD entered into (1) an oil purchase agreement with Cargill guaranteeing 250,000 TPY of supply of crude soybean oil for ten years, attached hereto as Exhibit H-1 (the “Cargill Supply Contract”); (2) a memorandum of understanding for the purchase 5.5 hectares for $180,000 US per hectare (the “Land”) from BUYATTI S.A.I.C.A., an Argentine corporation (“Buyatti”) and for the execution of a service and supply contract for the use and operation of various facilities owned by Buyatti, attached hereto as Exhibit H-2 (the “Buyatti Memorandum of Understanding”); and (3) various Permits related to the creation of the Project by DSD enumerated on Exhibit H-3 attached hereto (the “Assigned Permits”) (collectively the Cargill Supply Contract, the Buyatti Memorandum of Understanding and the Assigned Permits shall be referred to as the “DSD Contracts”). As referred in paragraph (E) above, DSD shall be granted ownership in the Project as detailed in the UTE Agreement in exchange for the assignment of the DSD Contracts to the Project Company.

H. As provided in the Memorandum of Understanding, the Parties desire to enter into this Agreement to set forth the rights and obligations of each Party in the development and operation of the Project.

NOW, THEREFORE, in consideration of the mutual covenants herein contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by DSD and AEBA, the Parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINED TERMS; INTERPRETATION

1.1 Certain Defined Terms

. The following terms, when used in this Agreement, have the meanings set forth below. The meanings specified for any defined term in this Agreement are applicable both to the plural and the singular.

“Advisors” is defined in Section 9.1 hereto.

“Affiliate” (including the terms “Affiliated” and “Affiliated with”) means, with respect to any Person, (a) any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person, (b) any other Person with respect to which such Person possesses the right to exercise, directly or indirectly, through one or more intermediaries, twenty percent (20%) or more of the voting rights attributable to the ownership interests of such other Person, or (c) any other Person with respect to which such Person is entitled to receive, directly or indirectly, through one or more intermediaries, twenty (20%) or more of all dividends or distributions, as applicable, paid by such Person. As used in the preceding sentence, the term “control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“AE Biofuels” has the meaning given to such term in the recitals to this Agreement.

“AEBA” has the meaning given to such term in the preamble to this Agreement.

“AEBA Advance” has the meaning given to such term in Section 3.1(b)

“AEBA Development and Construction Activities” has the meaning given to such term in Section 5.2(b).

“Approved Development Costs” has the meaning given to such term in Section 6.1(c).

“Belgium” means that sovereign nation encompassed within the territorial boundaries of Belgium.

“Buyatti” has the meaning given to such term in the recitals to this Agreement.

“Buyatti Memorandum of Understanding” has the meaning given to such term in the recitals to this Agreement.

“Buyatti Real Estate Contract” has the meaning given to such term in Section 3(1)(c).

“Buyatti Services Contract” has the meaning given to such term in the recitals to this Agreement.

“Cargill Supply Contract” has the meaning given to such term in the recitals to this Agreement.

 “Commercial Operation” means that the Project reaches nameplate capacity to treat soybean oil to produce 250.000 TPY of biodiesel, equivalent to 750 TPD, operating 8,000 hours per year, and such facilities are installed, fully and successfully tested, and capable of producing biodiesel in the guaranteed quantities at 80% capacity on a continuous 30 day basis.

“Confidential Information” is defined in Section 9.1 herein.

“Closing” is defined in Section 3.1 (a) herein.

 “DSEC” has the meaning given to such term in the recitals to this Agreement.

“Developers” has the meaning given to such term in the preamble to this Agreement.

“Development Activities” shall mean the AEBA Development and Construction Activities and the DSD Development and Construction Activities.

“Development Costs” means third party costs and expenses incurred by or on behalf of the Project Company in the development of the Project on and after the Effective Date.

“Dispute” has the meaning given to such term in Section 11.1.

“DSD” is defined in the preamble of this Agreement.

“DSD Consulting Agreement” has the meaning given to such term in Section 2.2.

“DSD Contracts” has the meaning given to such term in the recitals to this Agreement.

“DSD Fee” has the meaning given to such in Section 2.2(b).

“Effective Date” has the meaning given to such term in the preamble to this Agreement.

“Environmental Laws” means all Laws relating to the protection of the environment, health or safety or the use, generation, release, treatment, storage, disposal or exposure to Hazardous Materials, including the Environment Protection Act, 1986, Hazardous Wastes (Management and Handling) Rules 1989, Air (Prevention and Control of Pollution) Act, 1981, Water (Prevention and Control of Pollution) Act, 1974, Municipal Solid Wastes (Management and Handling Rules), 2000, Noise Pollution (Regulation and Control) Rules, 2000 and any other Argentine environmental laws as applicable.

“EPC Contractor” shall mean DSEC with whom the Project Company enters into an EPC Contract for the turnkey engineering, procurement and construction of the Project.

“EPC Contract” is the engineering, procurement and construction contract with DSEC for the engineering, procurement and construction of a pretreatment facility and a biodiesel production plant in San Lorenzo, Argentina with the capacity treat soybean oil to produce 250.000 TPY of biodiesel, equivalent to 750 TPD, operating 8,000 hours per year.

“Event of Default” shall have the meaning given such term in Section 7.2.

“FCPA” has the meaning given to such term in Section 12.12.

“GAAP” means generally accepted accounting principles in the United States of America, Belgium or the Republic of Argentina (consistently applied), as applicable.

“Governmental Authority” means any central, federal, state, county, municipal or other local governmental unit, agency, instrumentality or court with jurisdiction over (a) all or a portion of the Project or this Agreement; (b) the design, engineering, construction, ownership, testing, use, operation or maintenance of the Project; (c) any Party; (d) the Project Documents; or (e) any of the transactions contemplated thereby.

“Hazardous Materials” means any substance, material, chemical, or waste, the exposure to which or the discharge, emission, disposal, or release of which is prohibited, limited, or otherwise regulated, under applicable Environmental Laws, including gasoline, diesel fuel, methanol or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos, “hazardous substances” listed under the Comprehensive Environmental Response, Compensation and Liability Act, and “solid wastes” under the Resource, Conservation and Recovery Act of 1976.

“Internal Cost” means any cost that is not a Development Cost incurred by any Party prior to Commercial Operation.

“Land” has the meaning given to such term in the recitals to this Agreement.

“Law” means any law (including Environmental Laws), statute, code, building code, ordinance, rule, regulation, order, judgment that is binding on a Party, decree, injunction, legally binding directive, or requirement or any similar form of legally binding decision, or determination or administration of any of the foregoing by any Governmental Authority.

“Liens” means all mortgages, deeds of trust, liens, debentures, security interests, pledges, conditional sale contracts, litigation, rights of first refusal, options, charges, agreements, easements, rights-of-way, limitations, reservations, restrictions, community property interests, equitable interests, building-use restrictions, exceptions, variances, and other encumbrances or restrictions of any kind, whether recorded or unrecorded, including restrictions on use, transfer, receipt of income, or exercise of any other attribute of ownership.

“Losses” has the meaning given to such term in Section 12.1.

 “Material Change” means (a) any conditions, changes in circumstances, or events occur that individually or in the aggregate are reasonably likely to prevent the Project from achieving Commercial Operation (b) any reduction in the nameplate capacity of the Project to less than 5% (c) any change in the general location of the Project (d) any material defects in the real property rights relating to the Project Site; (e) any environmental condition not documented in the above-referenced environmental site assessment, and which condition could be reasonably expected to have a material adverse effect on the development and construction of the Project; and (f) the Development Cost necessary to fund development of the Project to the Closing (other than any Development Costs that were approved by the Board of Directors) and reasonably expected to exceed the Project Budget by US$50,000.

“Memorandum of Understanding” has the meaning given to such term in the recitals to this Agreement.

“New York Convention” has the meaning given to such term in Section 11.2.

“O&M Agreement” means the operation and maintenance agreement, to be executed upon Commercial Production, between Project Company and Buyatti, whereby the Buyatti will provide operation and maintenance services to the Project Company for a three year term.

“Party” or “Parties” shall mean any party or parties to this Agreement.

“Permits” means the permits, licenses, concessions, clearances, approvals, authorizations and other permissions required or desirable to be obtained from a Governmental Authority, to own, develop, construct, test, operate or maintain the Project in compliance with all applicable Law, including, those set forth on Exhibit D-2.

“Permitted Liens” means:

(i) pledges or deposits by the Project Company under workmen's compensation laws, unemployment insurance laws or similar legislation;

(ii) Liens imposed by law, including carriers’, warehousemen's and mechanics’ liens, in each case for sums not yet due;

(iii) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment;

(iv) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Project Company in the ordinary course of its business and reasonably acceptable to the Project Company Board of Directors;

(v) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, provided, however, such Liens in the aggregate do not materially impair the use of the assets of Project Company or the value of such assets for the purposes of the development, construction, ownership, operation and maintenance of the Project;

(vi) judgment liens, so long as such Lien is adequately bonded in accordance with GAAP and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; and

(vii) Liens arising under the Project Documents.

“Person” means any individual or company (including any limited liability company or joint stock company), corporation (including any non-profit corporation), estate, trust, or Governmental Authority.

“Preliminary Engineering Contract” has the meaning given to such term in recitals to this Agreement.

“Project” has the meaning given to such term in recitals to this Agreement.

“Project Activities” means any activity performed or to be performed by any Party in relation to the Project.

“Project Assets” means all rights, tangible and intangible property, and other assets relating to the Project or required or desirable for the development, construction, operation or maintenance of the Project, including Project Documents, Permits, leases, easements, right of ways and other land rights, surveys, maps, landowner data, insurance, the Project's interconnection queue position, all meteorological data, wind data, transmission studies, market studies, interconnection (feasibility, system impact, facilities and other) studies, environmental studies, avian studies, wetland/habitat studies, archeological studies, property tax, franchise tax and other tax studies, and any other studies or reports commissioned for the Project.

“Project Budget” has the meaning given to such term in Section 6.1(a).

“Project Company” has the meaning given to such term in the preamble to this Agreement.

“Project Development and Construction Activities” has the meaning given to such term in Section 5.2(a).

“Project Documents” means this Agreement, the Cargill Supply Contract, the UTE Agreement, the Buyatti Memorandum of Understanding, the Buyatti Real Estate Contract, the O&M Agreement, the EPC Contract, the T6 Fobbing Contract, the Buyatti Services Agreement, the agreements to lease pipelines and storage relating with third party service providers for transportation of refined soybean oil to the Project Site and biodiesel from the Project Site to external locations of buyers, lease of external storage tanks from third party lessors, the project financing agreements, the environment-related agreements, the tax abatement or payment in lieu of taxes agreements and any other material agreements entered into by the Project Company or otherwise related to the Project.

“Project Schedule” has the meaning given to such term in Section 2.1.

“Project Site” means the site of the Project, which is located on a 5.5 hectare site adjacent to the Buyatti plant in the San Lorenzo region of Argentina and is more particularly described in metes and bounds on Exhibit E.

“Prudent Industry Practices” means those practices, methods and standards, that: (a) when engaged in, are commonly used by experienced and prudent developers in the U.S., Belgium and/or Republic of Argentina when performing services of the type as the Project Activities, lawfully and with safety, reliability, efficiency and economy; and (b) in the exercise of reasonable judgment, considering the facts known when engaged in, could have been expected to achieve the desired result consistent with applicable Law, safety, reliability, efficiency and economy.

“Republic of Argentina” means that sovereign nation encompassed within the territorial boundaries of Argentina.

“Representatives” has the meaning given to such term in Section 4.4(b).

“Rules” has the meaning given to such term in Section 11.2.

“Senior Officer” means with respect to a Party, any officer with the authority to make binding decisions on behalf of that Party.

“UTE Agreement” has the meaning given to such term in the recitals to this Agreement.

“Term” shall have the meaning given such term in Section 7.1.

“T6 Fobbing Contract” shall mean the contract for the transfer of the biodiesel through the port of Terminal 6 that includes the storage and the loading of the vessels to be entered with T6 S.A.

“U.S.” means that sovereign nation encompassed within the territorial boundaries of the United States of America.

1.2 Interpretation.

(a) Headings. Titles, captions and headings in this Agreement are inserted for convenience only and will not be used for the purposes of construing or interpreting this Agreement.

(b) References in this Agreement. In this Agreement, unless a clear, contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (v) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (vi) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (vii) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”.

(c) Industry Meanings. Words and abbreviations not defined in this Agreement that have well-known technical or industry meanings in the U.S., Belgium and/or the Republic of Argentina are used in this Agreement in accordance with those recognized meanings.

ARTICLE 2
UTE AGREEMENT; CONSULTING AGREEMENT; HIRING OF EMPLOYMENT

2.1 UTE Agreement.

AEBA and DSD covenant and agree to cause UBAPL and DSD to enter into a mutually agreeable UTE Agreement in connection with the incorporation of the Project Company and assignment of the contracts referenced herein, which grants (i) UBAPL a 90% ownership in the Project and Project Company in exchange for the assignment of the Preliminary Engineering Contract, the contribution to the Project Company of the debt capital required for the execution of the Buyatti Real Estate Contract and for causing the Project Company to enter into the DSD Consulting Agreement; and (ii) DSD a 10% ownership in the Project and Project Company in exchange for the assignment of all right title and interest to the DSD Contracts, the services detailed herein and the entering into the DSD Consulting Agreement. The parties shall use their best efforts to ensure that the UTE Agreement shall be entered not later than 120 days of the execution of this Agreement. The assignment of the DSD Contract shall be in favor of the Project Company and shall occur upon the execution of the Buyatti Real Estate Contract by all parties. It is agreed that the UTE Agreement shall not grant DSD any rights to the management or control of the Project Company. It is further agreed, as stated herein, that the UTE Trust Agreement shall provide for an immediate re-assignment and transfer of all right, title and interest to the DSD Contracts and the remaining Project Documents, including the Preliminary Engineering Agreement held by the Project Company to DSD in the event that this Agreement is terminated as described in Section 3.1(d) below.

2.2 DSD Consulting Agreement.

(a) DSD Consulting Agreement. The Project Company shall enter into a five (5) year Consulting Agreement with DSD (the “DSD Consulting Agreement”). The parties shall use their best efforts to ensure that the DSD Consulting Agreements is executed no later than 120 days after the execution of this Agreement. The Parties acknowledge and the DSD Consulting Agreement shall set forth that all or almost all of the services provided in the DSD Consulting Agreement shall have been provided at the time the Project Company executes the DSD Consulting Agreement, and that payment is deferred only for tax reasons. Under the DSD Consulting Agreement, upon execution of the UTE Agreement, the Project Company shall pay DSD a total of US$10,000 per month until the end of the first three months of Commercial Operation, and thereafter, the Project Company shall pay DSD a total of US$20,000 per month until the total payment of US$1.1 million is achieved (minus the DSD Fee if paid as provided below). The DSD Consulting Agreement may not be terminated by the Project Company for any reason. The parties hereto acknowledge and agree that (i) the DSG Consulting Agreement is solely an agreement between the Project Company and DSD, and that neither AEBA, AE BIOFUELS, nor its Affiliates (other than the Project Company), shall incur or be subject to any liability, damages, costs or obligations in connection with the DSD Consulting Agreement; and (ii) DSD shall not incur or be subject to any liability, damages, costs or obligations in connection with the DSD Consulting Agreement.

(b) DSD Fee. In consideration for this Agreement, AEBA agrees to pay DSD $20,000 per month after the Effective Date, payable in arrears, for four (4) months (for a total of US$80,000) (the “DSD Fee”). Any amounts paid by AEBA to DSD under this Section shall reduce the aggregate amount payable to DSD under the DSD Consulting Agreement referenced above. In no event shall AEBA’s maximum payment liability under this Section 2.2 exceed $80,000.

2.3 Hiring of Employees.

Prior to the commencement of Commercial Operation, DSD shall use its best efforts to find suitable management to be hired by the Project Company for the Project; provided, however, the Parties acknowledge that the directors and officers of the Project Company shall have sole and exclusive hiring authority.

ARTICLE 3
FINANCING OF THE PROJECT; CONTRIBUTION BY DEVELOPERS

3.1. Financing of the Project.

(a) Other than the AEBA Advance, all of the funding for the Project (land, facilities, working capital, etc) will be obtained from independent sources using debt financing of not less than US$35,000,000 as necessary to reach financial closing of the Project (the “Closing”). AEBA shall use reasonable commercial efforts to accomplish the Closing. None of the funding will be provided by DSD (or by AEBA, other than the AEBA Advance, if applicable), and no capital contributions by UBAPL or its Affiliates shall dilute DSD´s 10% ownership in the Project or UTE.

(b) Subject to available funding and approval by the Board of Directors of the Project Company and the Board of Directors of AEBA, AEBA or its Affiliates agrees to advance the Project Company funding for the development of the Project under an interest-bearing secured debt agreement of not less than US$16,000,000 (the “AEBA Advance”). The AEBA Advance shall be repaid from bank financing or from the free cash flow of the Project Company.

(c) The Project Company shall use the AEBA Advance and obtain additional debt finance if required for the execution of an option or purchase agreement by the Project Company (or, if not possible, by the Developers according to the following percentages: 90% UBAPL and 10% DSD) of the Land (the “Buyatti Real Estate Contract”).

(d) Notwithstanding anything to the contrary, the Parties acknowledge and agree that nothing contained in this Agreement shall constitute a commitment by AEBA or its Affiliates to underwrite or fund the AEBA Advance or provide or guarantee any financing for the Project, or any commitment by AEBA to guarantee any obligations or liabilities of the Project Company, other than the costs associated with the Preliminary Engineering Contract and the DSD Fee. If (i) the Buyatti Real Estate Contract is not executed within 120 days after Effective Date, or (ii) a firm commitment (subject to typical contingencies) for the funding necessary for the Closing is not achieved within 180 days after Effective Date, or (iii) a Closing has not occurred within 240 days after the Effective Date, this Agreement may be terminated by DSD without further obligation or liability of any Party (other than amounts payable under the DSD Fee), and the DSD Contracts and the remaining Project Documents, including the Preliminary Engineering Agreement, shall be reassigned to DSD free of charge and additional costs.  If the Buyatti Real Estate Contract has been executed during such 180 day or 240 day period and this Agreement is terminated, DSD shall have the right to buy the Land from the Project Company for the same price paid by the Project Company.

ARTICLE 4
PROJECT COMPANY

4.1 Project Company/Developers. Purpose of Project Company. The Parties acknowledge that the Project Company’s sole purpose will be to develop, construct, own, operate and maintain the Project, including any amendments, modifications, expansions, diversifications or other changes to the scope of the Project.

4.2 Project Assets. Representations and Warranties. Each of the Developers represent and warrant that this Agreement is in force and effect as of the Effective Date.

(b) DSD represents and warrants that (i) true, correct and complete copies of the DSD Contracts in force and effect as of the Effective Date are attached to Exhibit D-2 and no default exists under such DSD Contracts; (ii) Exhibit D3 lists Permits required or desirable to be obtained for the Project, the Government Authority that issues such Permits, and the current status of obtaining such Permits for the Project; (iii) it reasonably believes that any Permit not already obtained by the Project Company will be obtained before the Permit is required by Law to be obtained; (iv) it currently is not, nor has it in the past been in violation of any Environmental Law, (v) it has not used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, under, or about the Project Site, or transported thereto or therefrom, any Hazardous Substances, except in compliance with Environmental Laws.

4.3 Management of Project Company.

(a) Management. DSD shall use its best efforts to find suitable management to be hired by the Project Company for the Project; provided, however, the Parties acknowledge that the directors and officers of the Project Company shall have sole and exclusive hiring authority. Each of AEBA and DSD covenants and agrees, notwithstanding any other provision of this Agreement to the contrary, that it will not cause the Project Company to take, or permit that the Project Company takes (and Project Company will not take) any material action related to the Project, unless at the direction or with the approval of the Board of Directors (“Consejo Directivo”) of the Project Company. DSD shall have no right to appoint any member of the Board of Directors (“Consejo Directivo”) of the Project Company; however DSD may appoint a board observer, as it shall from time to time determine. Such board observer appointed by DSD shall hold office for the term for which he is elected or until his earlier death, resignation, retirement, or removal by the board of directors. The board observer may attend and be present at the meetings of the board of directors, although the board observer shall not be considered in determining whether a quorum of the board of directors is present. The board of directors will, however, keep the board observer fully informed of any resolutions taken when the observer is not present. The board observer may advise and counsel the board of directors on the business and operations of the Project Company; provided, however, the board observers shall not be entitled to vote on any matter presented to the board of directors.

(b) Covenants by Developers. Each of the Developers covenants and agrees: (i) to keep the Board of Directors of the Project Company informed of all material events relating to the Project known by it, including defaults or violations by Project Company or its members under any applicable Project Documents, Permits or Laws, any litigation relating to Project Company or the Project, receipt of any material notices or reports relating to the Project, termination, suspension or impairment of any applicable Permit relating to the Project or Material Changes that could adversely affect the development and construction of the Project or Commercial Operation of the Project; (ii) to timely transfer to the other Developer such information regarding Project Company and the Project given to it, including the revisions to the Project Schedule and Project Budget, including but not limited to monthly progress and budgetary reports of the Project, in all cases as provided by the Project Company; (iii) use best commercial endeavors to assist the Project Company so that as soon as available and in any event within ten days (10) days after the end of each quarterly fiscal period of each fiscal year of Project Company, the Project Company delivers to each Developer unaudited (and if available, audited) statements of income, members’ equity and cash flows of Project Company for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheet and profit and loss account statement as at the end of each such period, setting forth (to the extent applicable) in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of an authorized officer of Project Company, which certificate shall state that such financial statements fairly present in all material respects the financial condition and (to the extent applicable) results of operations of Project Company in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments); (iv) assist the Project Company so that it preserves, protects and defends all of its material rights and remedies under the Project Documents and complies with its obligations under the Project Documents; (v) promptly notify the Board of Directors of the Project Company of all known defects in the Project, and if requested by the Board of Directors of the Project Company, liaise with the EPC Contractor to ensure that all such defects appearing during the applicable defect correction period or other warranty period are corrected to the reasonable satisfaction of Project Company, but shall not agree to any course of action without the consent of Project Company; (vi) that Project Company will keep and maintain its books of account and financial records at its address identified in Section 12.8 and that each Developer, on notice to the Project Company, at all reasonable times, may audit, examine and make copies of the books of account and other records of the Project Company, and for this purpose, the Project Company will provide access to their premises to the authorized representatives of each Developer and furnish such records, documents and information as may be reasonably required by such representative; (vii) that Project Company preserves, protects and defends all of its material rights and remedies under the Project Documents and uses its best efforts to complies with its obligations under the Project Documents, and that Project Company will not terminate, cancel or amend any Project Document, or waive any obligation under a Project Document, without the consent of the Board of Directors of the Project Company; (viii) that Project Company will use best efforts to obtain and maintain insurance policies in accordance with Prudent Industry Practice and the requirements of the Project Documents or any Permits, (ix) that Project Company use best efforts to comply with all applicable Laws and Permits; (x) that the Project Company will not directly or indirectly create, incur, assume, suffer to exist or otherwise be or become liable with respect to any material indebtedness or guarantees, without the consent of the Board of Directors of the Project Company, (xi)  that Project Company will not convey, sell, lease, assign, transfer or otherwise dispose of, in one transaction or a series of transactions, any material assets, including its rights under any Project Document, without the approval of the Board of Directors of the Project Company; (xii) that Project Company will not purchase or acquire any material assets or enter into any material agreement (i.e., assets or agreements which have a value of U.S.$50,000 or less will not be deemed material for purposes of this Agreement), without the consent of the Board of Directors of the Project Company; and (ix) that Project Company will not create, incur, assume or suffer to exist any Liens on any of its assets except Permitted Liens without the consent of Board of Directors of the Project Company.

ARTICLE 5
DEVELOPMENT AND CONSTRUCTION ACTIVITIES

5.1 Project Proposal.On a best efforts and non-recourse basis, DSD has prepared the technical, commercial and financial components of the Project (“Project Proposal”), attached collectively hereto as Exhibits A, B, C, D E and F, and in connection therewith, DSD has provided to AEBA the Project Budget detailed in Section 6 hereof.

5.2 Project Development. Subject to the terms and conditions detailed herein, DSD will be the lead developer of the Project until Commercial Operation and shall assist and/or support the Project Company in the performance of all services, activities and other actions required for the development of the Project, and in accordance with the directions of the Board of Directors of the Project Company, including but not limited to assistance and or support in the following activities to be performed by the Project Company (collectively, the “Project Development and Construction Activities”):

(i) Management of all aspects of the development of the Project in a manner consistent with the Project Proposal, the Project Budget and the Project Documents.

(ii) Ensuring that an adequate number of experienced, competent and properly licensed personnel are hired as employees or independent contractors to implement the Project.

(iii) Arrangement, procurement and maintenance, of all necessary insurance during the development and construction phase of the Project.

(iv) Negotiation and completion of any remaining Project Documents required for the Project not already executed on the Effective Date in joint consultation with AEBA including but not limited to any additional agreements with the Cargill Supply Contractor, the Buyatti Services Contract, the T6 Fobbing Contract, or the EPC Contractor.

(v)  (1) Preparation and submission of all required regulatory filings for the development and construction of the Project, (2) Procurement and maintenance of all Permits necessary or otherwise appropriate for the development and construction of the Project, (3)  Preparation and submission of all filings of any nature that are required to be made under any governmental approval or filing, (4)  Preparation and submission of all other filings of any nature that are required to be made by Project Company under any Laws, applicable to it or the Project and (5) Procurement of all necessary real estate rights for the development, construction and financing of the Project, including all leases, easements, access, egress, crossings and other rights of way and all title commitments, surveys, Permits, consents and approvals of all relevant Governmental Authorities or non-governmental Persons.

(vi) Obtaining any additional reports, surveys or studies required for the Project, including transmission studies, market studies, interconnection (feasibility, system impact, facilities and other) studies, environmental studies, avian studies, wetland/habitat studies, archeological studies, and property tax, franchise tax and other tax studies, in each case as reasonably directed by the Project Company.

(vii) Obtaining and management of all aspects of the environmental assessments to be prepared by the Project’s environment consultant in connection with the development and construction of the Project, including obtaining all necessary Permits required for such environmental assessment

(viii) Resolving any property tax issues for the Project.

(ix) Creation and maintenance of good landowner, community and government relations for the Project, and generate and implement community relations strategies and plans with respect to the Project.

(x) Selection and hiring, at the cost of the Project Company and in consultation and agreement with the Board of Directors of the Project Company (at the Board’s sole discretion) and pursuant to the Project Budget, of employees, independent contractors and third party consultant(s) to provide on-site management and administration of the construction phase of the Project.

(xi) Maintaining good relationships with lenders, contractors and other Project participants.

(xii) Implementation and maintenance of adequate safety, health, and environmental management systems to comply with Prudent Industry Practices and applicable Laws and the safety, health, and Environmental Law, standards, and guidelines of Project Company.

(xiii) Negotiation of contracts with domestic soybean producers and crushers to secure long term feedstock, storage, and shipping contracts;

(xiv) Provision of information to vendors, lenders, consultants, accountants and attorneys of the Project Company;

(xv) Maintenance of all insurances reasonable and necessary according to Prudent Industry Practices.

(xvi) Performance of all the services provided herein according Prudent Industry Practices and in accordance with all applicable Laws and the terms of this Agreement.

AEBA acknowledges and agrees that DSD will only, assist and support the Project Company in the performance of the Project Development and Construction Activities, but that the actual performance of such activities will depend of the Project Company itself. The Performance of all services provided herein according to Prudent Industry Practices and in accordance with all applicable Laws and in terms of this Agreement. DSD shall perform its duties under this Agreement on a best efforts basis and should DSD be in material breach of these duties by reason of willful negligence or willful misconduct, the sole recourse against DSD will be in the form of a claim on DSD's ownership in the UTE. The Parties acknowledge that there are no other warranties than the above in respect of DSD's duties under the Agreement.

5.3 Performance of Project Activities. Project Assets; Authority of Parties. From and after the Effective Date, the Parties will endeavor to have all Project Assets entered into or owned directly by Project Company. No Party will be entitled to act for, or have any power or authority to assume any obligation or responsibility on behalf of any other Party, or will otherwise be deemed an agent, representative, employee or servant of any such other Party.

(b) Cooperation; Right to Participate in Project Activities. The Parties agree to cooperate with one another in the performance of their obligations under this Agreement. For those Project Activities under this Agreement that a Developer has responsibility for, the other Developer may participate fully in all aspects of that Project Activity, including the opportunity to attend any meetings or discussions with third parties, and will be reasonably available to assist the Developer in performing that Project Activity.

(c) Standard of Performance. Each of the Parties will use commercially reasonable efforts to meet the milestones set forth in the Project Schedule in the performance of its respective obligations under this Agreement. The Developers will each use such diligence, care and prudence in the performance of its duties set forth in this Agreement (including in supervising and enforcing any rights) and will devote such time, effort and skills of its employees as required by Prudent Industry Practices.

ARTICLE 6
PROJECT BUDGET; COSTS; COMPENSATION

6.1 Development Costs. Project Budget. Attached as Exhibit F is the initial and fixed budget, prepared by DSD and agreed to by AEBA, for the Project (the “Project Budget”). The Project Budget sets forth DSD’s best estimate of the Development Costs for the Project anticipated to be incurred, and the dates when those Development Costs are expected to be incurred, and may not be modified or amended except in a writing and agreed to by the Board of Directors of the Project Company.

(b) Prior Development Costs. Any Developer who has incurred any Development Cost, prior to execution of this Agreement, relating to the Project Company paid by such Developer directly to a third party owed such Development Cost, shall within a period of fifteen (15) days from the Effective Date, submit proof of such payment to the Board of Directors of the Project Company and request its decision on whether such Development Cost must be included in the Approved Development Cost. The Board of Directors of the Project Company will make its determination as to such Development Cost and decide whether to acknowledge that same is an Approved Development Cost by delivering a mutually agreeable form to the Developer within fifteen (15) days after receiving proof of such payment. Developer shall be reimbursed for such Approved Development Cost in the manner provided herein, provided that, no Developer will be obligated to be reimbursed any costs or expenses that are not Approved Development Cost.

(c) Approved Development Costs. The amount allocated for each Development Cost category in the Project Budget (and the timing for incurrence of such Development Cost) is an estimate and may exceed the budgeted amount for such category (or vary from the time scheduled for the incurrence of the Development Cost) to the extent approved by the Board of Directors of the Project Company. All Development Costs must be calculated and agreed to by the Board of Directors of the Project Company in an open book manner. Within sixty (60) days from receipt of a written request for approval to incur a Development Cost, the Board of Directors of the Project Company will determine, based both on the type of Development Cost and the time for the incurrence of such Development Cost, whether the Development Cost is eligible for reimbursement in accordance with the Project Budget and this Agreement, and if so eligible, the Board of Directors of the Project Company will provide a written authorization for the Project Company to incur such Development Cost (such Development Cost so authorized to be incurred by the Project Company, an “Approved Development Cost”).

(d) Internal Costs. Except as otherwise specifically provided in this Agreement, Internal Costs for the Project are not reimbursable.

(e) Books and Records. Each of the Parties will maintain bank statements and other books and records (including supporting documentation), in accordance with standard accounting practices and GAAP, with respect to costs claimed by such Party to be Development Costs. Any of the Parties shall have the right, at its own expense upon reasonable notice and during regular business hours, to review and receive copies of such time sheets, invoices, indicia of payment, bank statements and other books and records (including supporting documentation) relating to any costs claimed to be Development Costs.

ARTICLE 7
TERM; EVENTS OF DEFAULT; RIGHTS AND REMEDIES; FORCE MAJEURE; SURVIVAL

7.1 Term. Subject to early termination under Section 3(d), and Section 7.2 and Section 7.3, this Agreement will commence on the Effective Date and remain in full force and effect until the date of first Commercial Operation (the “Term”).

7.2 Events of Default. The occurrence and continuation of any of the following events at any time during the term of this Agreement, except to the extent caused by, or resulting from, an act or omission of the other Party in breach of this Agreement, will constitute an event of default of a Party (an “Event of Default”):

(a) Bankruptcy. If the Party is adjudicated as bankrupt, becomes insolvent, enters into an arrangement or composition with the Party’s creditors, suffers permanent or temporary court-appointed receivership of substantially all of the Party’s property, makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition or suffers the filing of an involuntary bankruptcy petition that is not dismissed within thirty (30) days after filing.

(b) Default. If the Party fails in any material respect to perform or comply with any obligation in this Agreement, which failure materially and adversely affects the other Party, and such failure is not remedied within thirty (30) days after the date the other Party has given written notice to the defaulting Party of such failure.

7.3 Rights and Remedies. Notwithstanding anything to the contrary, the Parties acknowledge and agree that nothing contained in this Agreement shall constitute a commitment by AEBA or its Affiliates to underwrite or fund the AEBA Advance or provide or guarantee any financing for the Project, or any commitment by AEBA to guarantee any obligations or liabilities of the Project Company, other than the costs associated with the Preliminary Engineering Contract and the DSD Fee. If (i) the Buyatti Real Estate Contract is not executed within 120 days after Effective Date, or (ii) a firm commitment (subject to typical contingencies) for the funding necessary for the Closing is not achieved within 180 days after Effective Date, or (iii) a Closing has not occurred within 240 days after the Effective Date, this Agreement may be terminated by DSD without further obligation or liability of any Party (other than amounts payable under the DSD Fee), and the DSD Contracts and the remaining Project Documents, including the Preliminary Engineering Agreement, shall be reassigned to DSD free of charge and additional costs. If the Buyatti Real Estate Contract has been executed during such 180 day or 240 day period and this Agreement is terminated, DSD shall have the right to buy the Land from the Project Company for the same price paid by the Project Company.

7.4 Force Majeure. No Party shall be liable for any delay, failure or non-performance of its obligations under this Agreement to the extent that such performance is prevented by an act of god, storm, strike, war, armed conflict, civil disturbance, act of terrorism, embargo or any other act or circumstance beyond such Party’s reasonable control that was not reasonably foreseeable and that could not have been prevented with due diligence, provided that (a) written notice of the occurrence of such event shall be given to each of the other Parties without delay, (b) the affected Party shall use diligent efforts at all times to overcome the effects of the event and to resume full performance under this Agreement and (iii) no such event shall excuse an obligation to make a payment of money, except that if such payment would be illegal, such obligation shall be deferred until payment becomes legally permissible, and the amount owning shall bear interest at the prevailing bank rate set forth from time to time by the State Bank of Argentina.

7.5 Survival. This Section 7.5 (Survival), Section 2.2(b) (DSD Fee), Section 3.1(d), Section 12.1 (Indemnity), Section 12.2 (Governing Law), Section 12.8 (Notices), Section 7.4 (Rights and Remedies) Article 8 (Limitation on Liability), Article 9 (Confidential Information), and Article 11 (Dispute Resolution), will survive the termination or expiration of this Agreement. In addition, those provisions of this Agreement that relate to the enforcement of rights and obligations accruing before termination or expiration will survive the termination or expiration of this Agreement to the extent necessary to enforce such rights and obligations.

ARTICLE 8
LIMITATION OF LIABILITY

8.1 CONSEQUENTIAL AND INDIRECT DAMAGES. EXCEPT FOR DAMAGES ARISING FROM A BREACH OF ARTICLE 9 (Confidentiality) AND OTHERWISE NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY OR ITS AFFILIATES, NOR ITS OR THEIR DIRECTORS, MEMBERS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, WILL BE LIABLE TO ANY OTHER PARTY, FOR CLAIMS OF PUNITIVE, SPECIAL, EXEMPLARY, TREBLE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE, OR LOSSES BY REASON OF COST OF CAPITAL, CONNECTED WITH OR RESULTING FROM ANY PERFORMANCE OR LACK OF PERFORMANCE UNDER THIS AGREEMENT, REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE.

8.2 EXCLUSIVITY OF WARRANTIES. THE WARRANTIES PROVIDED IN THIS AGREEMENT ARE EXCLUSIVE AND NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, EXPRESS, OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) WILL APPLY.

ARTICLE 9
CONFIDENTIALITY

9.1 Confidentiality. With respect to each Party and their respective Affiliates, except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement, such Party will not itself use or disclose (and will not permit the use or disclosure by any of its Affiliates or its advisors, counsel and public accountants (collectively, “Advisors”)), directly or indirectly, any of the Project Documents or this Agreement or information furnished thereunder (the “Confidential Information”), and will use all reasonable efforts to have all such Confidential Information kept confidential (consistent with its own practices) and not used in any way known to such Party to be detrimental to any of the other Parties; provided, that (i) any such Party, its Affiliates and its advisors may use, retain and disclose any such information to its special counsel and public accountants or any Governmental Authority, including but not limited to filings with the US Securities and Exchange Commission, (ii) any such Party, its Affiliates and its advisors may use, retain and disclose any such Confidential Information that has been publicly disclosed (other than by such Party, its Affiliates or any of its advisors in breach of this Section) or has rightfully come into the possession of such Party thereof or any of its Affiliates or advisors other than from another Party or a Person acting on such other Party’s behalf, (iii) to the extent that any such Party, its Affiliates or its advisors may have received a subpoena or other written demand under color of legal right for such information, such Party, its Affiliates or advisors may disclose such information, but such Party will first, as soon as practicable upon receipt of such demand and unless otherwise prohibited by applicable Law, furnish a copy thereof to the other Parties and, if practicable so long as such Party, its Affiliates or advisors will not be in violation of such subpoena or demand or likely to become liable to any penalty or sanctions thereunder, afford the other Parties reasonable opportunity, at such other Parties’ cost and expense, to obtain a protective order or other reasonably satisfactory assurance of confidential treatment for the information required to be disclosed, (iv) disclosures to lenders, potential lenders or other Persons providing financing to the Project Company, if such Persons have agreed to abide by the terms of this Section; and (v) any such Party, its Affiliates and its advisors may disclose any such information, and make such filings, as may be required by this Agreement or the Project Documents. Notwithstanding anything herein to the contrary, a Party may disclose information to its Affiliates and other advisors in accordance with this Agreement if such Persons have agreed to the terms of this Section.

9.2 Tax Treatment and Structure. The foregoing obligations will not apply to the tax treatment or tax structure of the Project Company and the anticipated UTE Agreement and each Party (and any employee, representative, or agent of any Party) may disclose to any and all Governmental Authority, at the latter’s written request, the tax treatment and tax structure of this Project and all other materials of any kind (including opinions or other tax analysis) that are provided to any Party hereto relating to such tax treatment and tax structure. However, any such information relating to such tax treatment and tax structure is required to be kept confidential to the extent necessary to comply with any applicable securities laws. [The preceding sentences are intended to cause the transaction not to be treated as having been offered under conditions of confidentiality for purposes of Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provision) of the U.S. Treasury Regulations issued under the U.S. Internal Revenue Code of 1986, as amended, and will be construed in a manner consistent with such purpose.]

9.3 Return of Confidential Information.The receiving Party shall immediately destroy or return all tangible and, to the extent practicable, intangible material in its possession or control embodying the disclosing Party’s Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (a) the completion or termination of the dealings between the Parties or (b) such time as the disclosing Party may so request and shall not thereafter be retained in any form by receiving Party, except that notwithstanding the above, one copy may be retained by receiving Party to show compliance with the terms of this Agreement or for regulatory compliance purposes.

9.4 Survival. The restrictions contained in this Article 9 will survive the termination or expiration of this Agreement for a period of two (2) years from the date of such termination or expiration.

ARTICLE 10
DEVELOPER REPRESENTATIONS AND WARRANTIES

Each Developer represents and warrants to the other Developer that: (a) such Developer is a corporation or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, and has full power and authority to own its own properties and to carry on its business as it is now being conducted, (b) such Developer has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated by this Agreement; (c) the execution and delivery of this Agreement by such Developer and the carrying out by such Party of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate or limited liability company action, as applicable, and this Agreement has been duly executed and delivered by such Developer and constitutes the legal, valid and binding obligation of such Party, enforceable against the Party in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (d) all third party consent(s) and approval(s) including banks/creditors approval(s) required for the execution, delivery and performance of this Agreement have been obtained to the satisfaction of each other and no other authorization, consent, notice to or registration or filing with any Governmental Authority or banks/creditors is required for the execution, delivery and performance by such Developer of this Agreement; (e) none of the execution, delivery and performance by such Developer of this Agreement conflicts with or will result in a breach or violation of any Law, contract or instrument to which such Developer is a party or is bound; and (f) there are no legal or arbitral proceedings by or before any Governmental Authority, now pending or (to the knowledge of such Developer) threatened, that if adversely determined could have a material adverse effect on such Developer’s ability to perform the Developer’s obligations under this Agreement.

ARTICLE 11
SETTLEMENT OF DISPUTES

11.1 Procedure. The Parties will attempt, in good faith, to resolve or cure all disputes and claims (including any claimed breaches of this Agreement) (each a “Dispute”)) through the Project Company Board of Directors before initiating any legal action or attempting to enforce any rights or remedies under this Agreement (including termination), at law or in equity (regardless of whether this Article is referenced in the provision of this Agreement which is the basis for any such dispute). If any Party believes that a Dispute under this Agreement has arisen, such Party will give written notice thereof to the other Parties and to the Project Company Board of Directors which notice will describe in reasonable detail the basis and specifics of the Dispute. Within five (5) days after delivery of such notice, the Project Company Board of Directors will meet to discuss and attempt to resolve or cure such Dispute. If the Project Company Board of Directors is unable to resolve the Dispute within fifteen (15) days after delivery of such notice, the matter will be referred to a “Senior Officer” of each Party for resolution or cure. If such Senior Officers are unable to agree on an appropriate cure or resolution within ten (10) days after the matter has been referred to them, the Parties may have recourse to arbitration.

11.2 Arbitration.Where any Dispute is not resolved as provided for in Section 11.1, then, at the request of either Party, the Dispute shall be submitted to arbitration in accordance with the provisions of the Rules of Arbitration of the International Chamber of Commerce or any successor thereto (the “Rules”), except as modified herein and, in matters where the Rules are silent, the procedural law of England. The place of the arbitration shall be London, England. The arbitration shall be conducted in the English language. The award rendered in any arbitration commenced hereunder, shall be final and conclusive and judgment thereon may be entered in any court having jurisdiction of its enforcement. The award under any such arbitration will be paid in the currency designated by the arbitral award.

11.3 Continuation of Work. Pending final resolution of any Dispute, the Parties will continue to fulfill their respective obligations under this Agreement; provided that the applicable Party may withhold any amount that is the subject of Dispute from any payment otherwise due under this Agreement during the pendency of any dispute resolution proceeding. Upon resolution of the Dispute, the Party owing such amount shall promptly pay to the relevant Party any amount determined to be due, together with interest at the Late Payment Rate on the unpaid balance from the date the amount was originally owed until the date paid in full.

ARTICLE 12
MISCELLANEOUS

12.1 Indemnity. Each Party agrees to defend, indemnify (on an after-tax basis) and hold harmless the other Parties and their Affiliates and their respective officers, directors, employees, servants, owners, agents and representatives (each, an “Indemnified Person”) from and against any and all claims, losses, liabilities, suits, judgments, damages, costs, charges, penalties, fines, fees and expenses (including reasonable legal fees and expenses) of whatever kind and nature (“Losses”) arising out of third party injury, death or property damage caused by the Party’s negligence or willful misconduct, including claims based on strict liability in tort, provided that the foregoing indemnities will not apply to the extent such Losses have resulted from (i) the willful misconduct or negligence of the Indemnified Person seeking indemnity under this Agreement, or (ii) any breach of any obligation or representation or warranty of such Indemnified Person under this Agreement or any Project Document to which such Indemnified Person is a party.

12.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of England without regard to conflicts of law principles.

12.3 Assignment. None of the Parties may assign this Agreement without the prior written consent of the other Parties, which shall not be unreasonably withheld, provided that any assignee must agree to be bound in writing by all the terms and conditions of this Agreement. It is contemplated hereunder that AEBA shall assign its rights and obligations hereunder (other than the payment of the DSD Fee) to an off shore subsidiary domiciled in India (UBAPL) or the British Virgin Islands.

12.4 Binding Effect. The terms of this Agreement will be binding upon, and inure to the benefit of, the Parties and their successors and permitted assigns.

12.5 Entire Agreement and Modifications. This Agreement along with the Preliminary Engineering Agreement, will constitute the entire agreement among the Parties relating to the subject matter hereof, and all previous agreements, discussions, communications, and correspondence with respect to the subject matter hereof, including the Memorandum of Understanding, will be superseded by the execution of this Agreement. This Agreement may not be modified or amended except in writing signed on behalf of each Party by its duly authorized representative. Any such modification or amendment shall form part of this Agreement and shall be read co-terminus with this Agreement. The Parties agree and acknowledge that this Agreement creates legal rights and obligations between them even though it contemplates their entry into additional agreements.

12.6 No Waiver of Rights. No right under this Agreement may be waived by a Party, except pursuant to a writing signed by the Party against which enforcement of the waiver is sought. Without limitation, no failure or delay on the part of any Party in exercising any of its rights under this Agreement, no partial exercise by any Party of any of its rights under this Agreement, and no course of dealing among the Parties, will constitute a waiver of the rights of a Party.

12.7 Relationship of Parties. The rights, duties, obligations and liabilities of the Parties under this Agreement will be individual and not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed to create, any partnership, agency, joint venture or trust, or to authorize any Party to act as an agent, servant or employee for any other Party. Except to the extent a Party is holding an asset in trust for another Party, no Party will be considered a fiduciary of any other Party.

12.8 Notices. Any notice given under this Agreement will be in writing and delivered by personal service, or by certified or registered first class mail, or nationally recognized overnight courier, or by facsimile or email with a copy, in the case of facsimile or email, by first class mail, to the addresses specified below:

If to AEBA:	AE Biofuels Americas, Inc.
20400 Stevens Creek Blvd.
Suite 700
Cupertino, CA 95014
Attn: Legal Counsel

With a copy to:	Greenberg Traurig, P.A.
1221 Brickell Ave
Miami, Florida 33131
T: 305 579 0655
Attn: Juan Pablo Cappello

If to DSD:	DS Development S.A.
Olleros 1806 Cod. Postal (1426)
Ciudad de Buenos Aires
Argentina
Attn.: Ivan Stocker

Any Party may change the addresses provided above by notifying the other Parties in the manner provided above. In the case of personal delivery, certified or registered first class mail, or nationally recognized overnight courier, such transmittal will be deemed to have been received by the recipient party on the date of such delivery. In the case of delivery via facsimile or email, the transmittal shall be deemed to have been received on the day following the date of communication by facsimile or email.

12.9 Counterparts. This Agreement may be executed in any number of counterparts (including by fascimile) and by the Parties in separate counterparts (including by fascimile), each of which shall be deemed an original, but all of such counterparts shall together constitute one and the same agreement and shall be read and interpreted in terms of this Agreement.

12.10 Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any party other than the Parties any rights or remedies by virtue of this Agreement, except as provided in Section 12.1.

12.11 Severability. If at any time subsequent to the Effective Date, any provisions of this Agreement will be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

12.12 Illicit Payments/FCPA. Each Party represents and warrants that it and its employees (i) are familiar with the provisions and requirements of the United States Foreign Corrupt Practices Act (“FCPA”), including the record keeping requirements thereof, and (ii) recognize that full compliance with the letter and spirit of the FCPA is the corporate policy of AEBA. In all matters relating to this Agreement and the Project, each Party will conduct itself in full compliance with the FCPA and the antibribery laws of the Republic of Argentina. Consequently, each Party specifically agrees as follows:

(a) In carrying out its responsibility under this Agreement, neither Party shall pay or agree to pay, directly or indirectly, any funds or anything of value to any public official for the purpose of influencing such official’s official acts or decisions. Each Party represents and warrants, without prior notice, that no owner, partner, officer, director of the Party is or will become an official of any national, regional or local government of the Republic of Argentina or any political subdivision thereof, or of a political party of the Republic of Argentina or any political subdivision thereof, during the term of this Agreement.

(b) Each Party shall immediately notify the other Party of any request that such Party receives to take any action that might constitute a violation of the FCPA, the antibribery laws of the Republic of Argentina or of this section.

12.13 Further Assurances. From time to time, the Parties shall take all appropriate actions and execute and deliver, or caused to be executed or delivered, such documents, agreements or instruments which may be reasonably necessary or advisable to carry out any of the provisions of this Agreement.

12.14 Press Release. Neither Party shall make any press release or other announcement respecting the subject matter covered under this Agreement containing information (other than information already available to the public) with respect to the Project without the prior written consent of the other Party; provided, however, that any such press release or other announcement may be made without consent, if so required under any applicable statue, law or regulation and notice of any such press release or other announcement is provided immediately to the other Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

AE BIOFUELS AMERICAS, INC.

By:	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	Chief Executive Officer and President

DS DEVELOPMENT S.A.

By:	/s/ Ivan Stocker
Name:	Ivan Stocker
Title:	Director